Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Insmed Incorporated for the registration of 9,683,326 shares of its common stock and to the incorporation by reference therein of our report dated January 22, 2004, with respect to the consolidated financial statements of Insmed Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Richmond, Virginia

November 19, 2004